UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Safety Insurance Group, Inc.
(Name of Registrant as Specified in Its Charter)

IDES CAPITAL PARTNERS MASTER FUND, LTD.

IDES CAPITAL MANAGEMENT, LP

IDES CAPITAL GP LLC

JOVETREE CAPITAL ADVISORS LLC

DIANNE MCKEEVER

ROBERT LONGNECKER

THE RADOFF FAMILY FOUNDATION

BRADLEY L. RADOFF

OLGA KONDRASHOVA

FAROOQ SHEIKH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ides Capital Management, LP, together with the other participants named herein (collectively, “Ides”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Safety Insurance Group, Inc., a Delaware corporation (the “Company”).

On March 2, 2022, Ides issued the following press release and open letter to the Company’s Board of Directors:

Ides Capital Sends Letter to Safety Insurance Group Board of Directors

Disappointed that Board Has Refused to Engage Privately Around Stock Price Underperformance, ESG and Sustainability Deficiencies, and Subpar Capital Allocation

Believes Company’s Recently Announced and Reactive Share Buyback Falls Well Short of What Shareholders Deserve and Safety Could Undertake

Highlights How Company Has Failed to Sufficiently Address Numerous Areas of Concern that Ides Has Raised

Will Continue to Take Steps to Protect Best Interests of All Shareholders – Including the Election of Ides’ Two Highly Qualified and Fully Independent Director Nominees – While Remaining Open to Constructive Engagement

New York – March 2, 2022 – Ides Capital Management LP (“Ides Capital”), a shareholder of Safety Insurance Group, Inc. (“Safety Insurance” or the “Company”) (NASDAQ: SAFT), today sent a letter to the Company’s Board of Directors (the “Board”) noting its disappointment at the Board’s refusal to engage in a constructive dialogue with Ides around the numerous issues plaguing the Company.

The full text of the letter is below:

March 2, 2022

Dear Board Members,

As you know, Ides Capital Management, LP (“Ides”), together with its affiliates and other members of its group, collectively own approximately 1% of Safety Insurance Group, Inc. (“Safety”, “Safety Insurance” or the “Company”), having first bought stock over a year ago. We are a New York-based investment advisor that engages with corporate boards and management teams to drive long-term shareholder value, sustainable change and inclusive outcomes at small and mid-capitalization publicly traded companies over a multi-year hold period.

We have repeatedly attempted to engage with Safety in good faith around numerous critically important issues plaguing Safety, including the Company’s stock price underperformance, ESG and Sustainability practice deficiencies, and subpar capital allocation.

As we have yet to be provided with contact information for even a single Safety Insurance director, we once again are forced to resort to publicly airing our concerns around the Company’s recent earnings press release, which followed a pattern similar to the Company’s January 14, 2022 “Board Refreshment and Corporate Governance Plan” announcement.

In another reactive maneuver, Safety heeded – albeit minimally – Ides’ request that the Company take prompt action to utilize its significantly overcapitalized balance sheet to return capital to shareholders. This move came in two forms: (1) the announcement of a $50mm repurchase plan and (2) the repurchase of approximately $11.6mm in stock during the quarter, the Company’s first repurchase since September 2020. We believe the sum total of these actions falls woefully short of what the Company is capable of and what shareholders deserve.

We reiterate our suggestion – which we believe to be conservative – that Safety immediately implement a near-term repurchase of 10% of its shares outstanding, subject to regulatory approval with subsequent repurchases.

Further, it is important to note the myriad areas for improvement we have highlighted in our attempted constructive engagement with Safety, and the Company’s either inadequate or complete lack of response:

Ides’ Proposed Area for Improvement	Safety’s Response
Repurchase 10% of shares outstanding subject to regulatory approval with subsequent buybacks	New $50mm share repurchase plan, the first adoption of a repurchase plan increase since November 2013, and estimated $11.6mm repurchase over past quarter
Addition of diverse director candidates, including racially and ethnically diverse directors, with expertise, experience and skill sets currently missing among incumbent directors	No direct action. Announcement of “new” seventh directorship following our attempted engagement when, in fact, Safety’s Board had seven directors at this same time last year and was only subsequently reduced due to a director’s decision to resign
Appointment of a truly independent Board Chair who has never served as a Safety executive	No direct action. Creation of a Lead Independent Director role filled by incumbent director Thalia Meehan while Former CEO David Brussard remains Board Chair
Commencement of quarterly earning calls	No Action
Action to remediate subpar proxy advisor audit scores	No Action
Declassification of the Board	No Action
Initiation of Sustainability Reporting with near-term focus on Diversity, Equity and Inclusion and Employee Experience policies, practices, key metrics and goals	No Action
Creation of Board committee to explore and address elevated expense structure	No Action

While many companies with worst-in-class corporate governance have taken action to modernize in recent years – as leading institutional investors have increasingly made clear their lack of support for outdated governance procedures and policies – Safety has remained a laggard.

One need only look at the totality of Safety’s policies, practices and performance to arrive at the conclusion that this is a Company and Board that seemingly have no interest in being public or promoting shareholders’ interests. Safety does not host earnings calls. Safety does not interact with the broader investment community through conferences or sell-side coverage. Safety does not engage with meaningful shareholders, including shareholders who have nominated directors for election at shareholder meetings. Safety’s ESG and Sustainability policies and practices are either poor or non-existent. Ides has been left with no choice but to pursue a public course of action with the Company because, after the past one, three and five years of material stock price underperformance against the backdrop of the Board’s utter unwillingness to engage, we believe that Safety is at a crossroads and must make a choice.

The Board can decide to upend the subpar status quo and embark upon a new, improved and we believe very viable path as a public company that successfully serves its many stakeholders and drives outperformance. Or the Board can instead choose to initiate a strategic review and sale process and truly become the private company that it seemingly fancies itself to be. What the Board, however, can no longer do is masquerade as an effective overseer of a public company and reap the corresponding rewards – and all the while operate in a manner that we believe is more akin to that of a private company serving a select few.

We look forward to continuing to take all necessary steps to ensure that the Board begins to represent the best interests of all shareholders, including by seeking the election of our two highly qualified candidates– Olga Kondrashova and Farooq Sheikh – to Safety’s Board. As always, we remain open to constructive engagement with Safety, should the Board choose to pursue such a path.

Sincerely,

Dianne K. McKeever

Managing Member, Cofounder and Chief Investment Officer

About Ides Capital Management

Ides Capital Management LP is a New York-based activist investment advisor that engages with corporate boards and management teams to drive long-term shareholder value, sustainable change and inclusive outcomes at small and mid-capitalization publicly traded companies over a multi-year hold period.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ides Capital Management, LP, together with the other participants named herein (collectively, “Ides”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Safety Insurance Group, Inc., a Delaware corporation (the “Company”).

IDES STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ides Capital Partners Master Fund, Ltd., a Cayman Islands exempted company (“Ides Capital Partners Master Fund”), Ides Capital Management, LP, a Delaware limited partnership (“Ides Capital Management”), Ides Capital GP LLC, a Delaware limited liability company (“Ides Capital GP”), Jovetree Capital Advisors LLC, a Texas limited liability company (“Jovetree Capital Advisors”), Dianne McKeever, Robert Longnecker, The Radoff Family Foundation, a Texas non-profit corporation, (the “Radoff Foundation”), Bradley L. Radoff, Olga Kondrashova and Farooq Sheikh.

As of the date hereof, Ides Capital Partners Master Fund directly beneficially owns 6,548 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), including 100 shares of Common Stock held in record name. As the investment manager of Ides Capital Partners Master Fund, Ides Capital Management may be deemed to beneficially own the 6,548 shares of Common Stock directly beneficially owned by Ides Capital Partners Master Fund. As the general partner of Ides Capital Management, Ides Capital GP may be deemed to beneficially own the 6,548 shares of Common Stock directly beneficially owned by Ides Capital Partners Master Fund. As of the date hereof, Ms. McKeever directly beneficially owns 1,200 shares of Common Stock. Ms. McKeever, as the Managing Member of Ides Capital GP, may be deemed to beneficially own the 6,548 shares of Common Stock directly beneficially owned by Ides Capital Partners Master Fund, which, together with the 1,200 shares of Common Stock she directly owns, constitutes an aggregate of 7,748 shares of Common Stock beneficially owned by Ms. McKeever. As the investment advisor of certain separately managed accounts (the “Managed Accounts”), Jovetree Capital Advisors may be deemed to beneficially own 27,445 shares of Common Stock held in the Managed Accounts, including (i) 18,625 shares of Common Stock held in the Managed Accounts over which Jovetree Capital Advisors has voting and dispositive power and (ii) 8,820 shares of Common Stock held in the Managed Accounts over which Jovetree Capital Advisors has dispositive power. As the date hereof, Mr. Longnecker directly beneficially owns 1,935 shares of Common Stock. Mr. Longnecker, as the Managing Member of Jovetree Capital Advisors, may be deemed to beneficially own the 27,445 shares of Common Stock held in the Managed Accounts, including (i) 18,625 shares of Common Stock held in the Managed Accounts over which Mr. Longnecker has voting and dispositive power and (ii) 8,820 shares of Common Stock held in the Managed Accounts over which Mr. Longnecker has dispositive power, which, together with the 1,935 shares of Common Stock he directly owns, constitutes an aggregate of 34,380 shares of Common Stock beneficially owned by Mr. Longnecker. As of the date hereof, the Radoff Foundation directly beneficially owns 5,000 shares of Common Stock. As the date hereof, Mr. Radoff directly beneficially owns 99,000 shares of Common Stock. Mr. Radoff, as the director of the Radoff Foundation, may be deemed to beneficially own the 5,000 shares of Common Stock directly beneficially owned by the Radoff Foundation, which, together with the 99,000 shares of Common Stock he directly owns, constitutes an aggregate of 104,000 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, neither of Ms. Kondrashova or Mr. Sheikh own beneficially or of record any securities of the Company.

Media Contact

Longacre Square Partners

Dan Zacchei / Joe Germani

dzacchei@longacresquare.com / jgermani@longacresquare.com

Investor Contact:
Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com